Exhibit 10.3

Management Services

Agreement

CCMP Capital Asia Ltd.

CCMP Capital Asia Consulting Company Ltd.

CCMP Capital Advisors, LLC

Edwards UKCo 1 Limited

Contents

Clause Number	Heading	Page

1	Engagement; Management Services	2

2	No Exclusivity	3

3	Fees	3

4	Expenses	4

5	Information	4

6	Term	5

7	Confidentiality	5

8	Liability	6

9	Indemnification	6

10	CCMP as an Independent Contractor	6

11	Notices	7

12	General Provisions	8

Date	11 March 2007

Parties	CCMP Capital Asia Ltd. a Cayman Islands exempted limited company (“CCMP Asia 1”)

CCMP Capital Asia Consulting Company Ltd. a Cayman Islands exempted limited company (“CCMP Asia 2”)

CCMP Capital Advisors, LLC a limited liability company incorporated in the State of Delaware, United States of America (“CCMP Global”)

Edwards UK Co 1 Ltd a company incorporated in England and Wales with registered number 06124472 (the “Company”)

Recitals

A

Pursuant to an agreement dated on or about the date of this letter for the sale and purchase of shares and assets comprising the Edwards Equipment Division (as such term is defined therein) (the “SPA”), subsidiaries of the Company will acquire all of the shares in the Target Group (as defined in the SPA) (the “Acquisition”).

B

In connection with the Acquisition, CCMP Asia 1, CCMP Asia 2 and CCMP Global (together “CCMP”) and their respective affiliates are providing advice and analysis including assistance with due diligence and other investigatory matters to the Company in relation to the Target Group and the industry in which it operates, advice with respect to senior debt facilities and related arrangements for the debt financing of the Acquisition, advice with respect to the structure of equity funding with respect to the Acquisition, and other ancillary matters in respect thereof (collectively, the “Advisory Services”).

C

CCMP and its respective affiliates have staff specially skilled in corporate finance, strategic corporate planning, and other management skills and advisory and business monitoring services (the “Management Professionals”).

D

Each of the Group Companies (as such term is hereinafter defined) will require such skills and services from CCMP in connection with their business operations and execution of their strategic plan, and the Company desires to engage CCMP to utilize such skills and perform such services.

E	The Company, CCMP and certain managers of the Company (the “Executives”) will enter into an agreement (the “Investment Deed”) relating to the investment made by CCMP and the Executives in the Company.

F

CCMP is willing to and shall provide the Management Services (as such term is hereinafter defined) to the Group Companies (as such term is hereinafter defined), and in connection therewith, may available to the Group Companies, the Management Professionals.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1              Engagement; Management Services

1.1           The Company hereby appoints CCMP, or its designee, as its financial advisor with respect to the following services (the “Management Services”) and CCMP agrees to perform the Management Services, to the extent appropriate and requested by the Company: (i) assisting the Company and each of its subsidiaries from time to time (the “Group Companies” and each of them, a“Group Company”) in analyzing their operations and historical performance; (ii) assisting the Group Companies in analyzing future prospects; (iii) assisting the Group Companies with respect to future proposals for tender offers, acquisitions, sales, mergers, financings (other than with respect to any registered public offering of any securities), exchange offers, recapitalizations, restructurings or other similar transactions; and (iv) providing financial and business monitoring services, including with respect to assisting each Group Company in preparing a strategic plan.

1.2           Neither CCMP, nor any of its designees, makes any representations or warranties, express or implied, in respect of the services to be provided by it or its designee hereunder. In no event shall CCMP or its designees be liable to any Group Company or any of their respective affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or wilful misconduct of CCMP or its designee (as applicable) as determined by a final, non-appealable determination of a court of competent jurisdiction.

1.3           CCMP shall perform the Management Services, and shall devote such time and effort to the performance of such Management Services contemplated hereby as it deems reasonably necessary or appropriate (including, without limitation, by making the Management Professionals employed or engaged by it or its affiliates available in connection therewith); provided, however, that no minimum number of hours shall be required to be devoted on a weekly, monthly, annual or other basis. The Company acknowledges that the Management Services to be performed by CCMP are not exclusive to the Group Companies and that it may render similar services to other persons and entities.

1.4           The Company acknowledges that, notwithstanding the fact that the obligation to pay the fees and expenses in clauses 3 and 4 is for the Company, the Management Services are provided to the Group Companies and the Target Group for the benefit of the same.

2              No Exclusivity

2. 1          In recognition that (i) CCMP and its affiliates currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which CCMP or its affiliates may serve as an advisor, consultant or in some other capacity, (ii) CCMP may have a myriad of duties to various investors and partners, (iii) CCMP (or one or more affiliates, associated investment funds or portfolio companies) may engage in the same or similar activities or lines of business as the Group Companies and may have an interest in the same areas of corporate opportunities, (iv) the Group Companies will derive certain benefits hereunder and (v) CCMP, in connection with its endeavours to fully satisfy its duties, may confront difficulties in determining the full scope of such duties in any particular situation, the provisions of this clause 2 are set forth to regulate, define and guide the conduct of certain affairs of the Group Companies as they may involve CCMP.

2.2           CCMP has the right:

(a)           to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Group Companies or their affiliates);

(b)           to directly or indirectly do business with any client or customer of the Group Companies or their affiliates,

(c)           to take any other action that it believes in good faith is necessary or appropriate to fulfil its duties and obligations, and

(d)           not to communicate or present potential transactions, matters or business opportunities to the Group Companies or their affiliates, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person

2.3           Neither CCMP nor any of its affiliates shall have any duty (contractual or otherwise) to communicate or present any corporate opportunities to the Group Companies or any of their affiliates or to refrain from any actions specified in clause 2.2 and the Group Companies, on their own behalf and on behalf of their affiliates, hereby renounce and waive any right to require CCMP or any of its affiliates to act in a manner inconsistent with the provisions of clause 2.2.

2.4           Neither CCMP nor any of its affiliates shall be liable to the Group Companies or any of their affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in clause 2.2 or its or its affiliates’ participation therein.

3              Fees

3.1           In consideration of the Advisory Services provided by CCMP in connection with the transactions related to the consummation of the Acquisition, the Company agrees to pay to CCMP a one-time transaction fee equal to the US Dollar equivalent at prevailing rates of GBP12,000,000, (£3,000,000 of which shall be for the benefit and account of CCMP Asia 1, £3,000,000 of which shall be for the benefit and account of CCMP Asia 2 and £6,000,000 of which shall be for the benefit and account of CCMP Global) which shall be payable upon the consummation of the Acquisition.

3.2           In consideration of CCMP’s performance of the Management Services and agreement to make the Management Professionals available in connection therewith, the Company agrees to pay to CCMP a quarterly advisory fee (the “Quarterly Fee”) in an amount equal to US$125,000, ($31,250 of which shall be for the benefit and account of CCMP Asia 1, $31,250 of which shall be for the benefit and account of CCMP Asia 2 and $62,500 of which shall be for the benefit and account of CCMP Global), payable on the first business day of each calendar quarter (January 1, April 1, July 1 and September 1, together the “Quarter Dates” and each a “Quarter Date”), and upon the termination of this Agreement, the final instalment shall be paid on the effective date of such termination and prorated for any final period consisting of less than ninety (90) days; provided, that the first Quarterly Fee shall be paid on the first Quarter Date falling after the date of Completion (as defined in the Investment Deed), in a pro-rated amount to reflect the period from the date of this Agreement through the first Quarter Date falling after the date of Completion.

3.3           All payments and reimbursements made pursuant to clauses 3 and 4 will be paid by wire transfer of immediately available U.S. Dollars in the proportions stated in clauses 3.1 and 3.2 above to the accounts specified by CCMP Asia 1, CCMP Asia 2 or CCMP Global (as the case may be) in writing to the Company.

3.4           Any payments required to be made to CCMP Asia 1, CCMP Asia 2 or CCMP Global shall, upon the written request of CCMP Asia 1, CCMP Asia 2 or CCMP Global to the Company, be made to CCMP Asia l’s designee, CCMP Asia 2’s designee or CCMP Global’s designee, as set forth in such notice.

4              Expenses

In addition to the compensation to be paid pursuant to clause 3 above, promptly upon request by CCMP from time to time, the Company agrees to reimburse CCMP for (i) all reasonable out-of-pocket expenses incurred by each director appointed to the board of directors of any Group Company in connection with attending regular and special meetings of such board of directors and any committee thereof and (ii) all reasonable out-of-pocket expenses incurred in connection with the provision of services hereunder to any Group Company, including, without limitation, the reasonable fees and disbursements of legal counsel and of any other advisors retained by CCMP in connection with the enforcement, preservation or analysis of rights or taking of actions under this Agreement, or otherwise resulting from or arising out of this engagement.

5              Information

The Company shall furnish and make available to CCMP all financial and other information as CCMP deems appropriate in connection with the performance of the services contemplated by this engagement and, in connection therewith, will provide

CCMP with reasonable access to its respective officers, directors, employees, agents, accountants, counsel and other representatives as well as those of its respective affiliates. The Company acknowledges and confirms that CCMP or its designees will (i) rely solely on such information and information that is available from public sources in the performance of the services contemplated by this Agreement without assuming any responsibility for independent investigation or verification thereof, (ii) assume no responsibility for the accuracy or completeness of such information or any other information regarding the Group Companies and (iii) not make any appraisal of any assets of the Group Companies.

6              Term

6.1           This Agreement shall continue in full force and effect for a term of five (5) years commencing on the date of Completion (as defined in the Investment Deed). Prior to the expiration of the term of this Ageement, the Company and CCMP shall discuss and consider, in good faith, the renewal of this Agreement on terms mutually acceptable to each of the parties hereto.

6.2           This Agreement (i) may be terminated by CCMP at any time prior to the consummation of Sale or a Listing (each as defined in the Articles of the Company), (ii) shall terminate automatically upon the consummation of a Listing, or (iii) shall terminate automatically on the date that CCMP and/or its affiliates cease to own at least 5% of the voting capital stock of the Company owned by them on the date hereof.

6.3           Upon any termination of this Agreement, CCMP will be entitled to prompt payment of all fees and reimbursement of all out-of-pocket expenses as described herein that have accrued and are unpaid as at the date of the termination of this Agreement. No termination of CCMP’s engagement hereunder shall affect any of the Company’s obligations under this Agreement, including, without limitation, the indemnity obligations as set forth herein.

6.4           The terms and provisions of clauses 2, 3, 4, 7, 8, 9 and 12 shall survive any termination of this Agreement.

7              Confidentiality

7.1           No advice rendered by CCMP or its designees, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without CCMP’s prior written consent. To the extent consistent with legal or regulatory requirements, all information given to one party of this Agreement (the “Recipient Party”) by another party (the “Providing Party”), including, without limitation, this Agreement, unless publicly available or otherwise available to the Recipient Party without restriction or breach of any confidentiality agreement, will be held by the Recipient Party in confidence and will not, without the Providing Party’s prior approval, be disclosed to anyone other than the Recipient’s agents and advisors who require such information to perform services for the Providing Party as contemplated by this Agreement (and who agree to use such information only in connection with such services) or used by such person for any purpose other than those contemplated by this Agreement. Each party hereto shall be responsible for violations of its respective agents and advisors of the obligations set forth in this clause 7.

7.2           Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the services to be provided hereunder, shall not apply to the tax structure or tax treatment of the transactions subject to the services to be provided hereunder, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the tax structure and tax treatment of the transaction subject to the services to be provided hereunder and all materials of any kind (including opinions or other tax analysis) that are provided to such party relating to such tax treatment and tax structure; provided, however, that such disclosure shall not include the name (or other identifying information not relevant to the tax structure or tax treatment) of any person and shall not include information for which non-disclosure is reasonably necessary in order to comply with applicable securities laws.

8              Liability

Neither CCMP nor any of its affiliates, partners, employees or agents is liable to the Group Companies or their respective affiliates for any loss, liability, damage or expense arising out of or in connection with performance of the services hereunder, unless such loss, liability, damage or expense is proven to result directly from the gross negligence or wilful misconduct of CCMP.

9              Indemnification

The Company indemnifies on demand and holds harmless CCMP and its affiliates and each of their respective directors, partners, officers, agents, designees and employees from and against any and all loss, liability, suits, claims, costs, damages and expenses (including legal fees) arising from their performance under this Agreement, except as a result of their gross negligence or wilful misconduct.

10            CCMP as an Independent Contractor

The parties agree that CCMP and/or its designees will perform the services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither CCMP nor its affiliates or their respective directors, partners, officers, agents, designees or employees will be considered employees or agents of any of the Group Companies or any of their affiliates as a result of this Agreement nor shall any of them have authority to contract in the name of or bind any of the Group Companies as a result of this Agreement, except as expressly agreed to in writing by the Company (as the case may be).

11	Notices

Requirements

11.1	All notices must be:

	(a)	in legible writing and in English;

	(b)	addressed to the recipient at the address or facsimile number set out below or to such other address or facsimile number as that party may notify to the other parties:

The Company

Address:	c/o CCMP Global
245 Park Avenue, 16th Floor
New York, New York 10167-2403
Attention:	General Counsel
Facsimile no:	+212 599 3481

CCMP Asia 1:

Address:	Suite 3003, 30/F, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong
Attention:	General Counsel
Facsimile no:	+ 852 2868 551

CCMP Asia 2

Address:	Suite 3003, 30/F, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong
Attention:	General Counsel
Facsimile no:	+ 852 2868 551

CCMP Global

Address:	245 Park Avenue, 16th Floor
New York, New York 10167-2403
Attention:	General Counsel
Facsimile no:	+212 599 3481

Receipt

11.2         Without limiting any other means by which a party may be able to prove that a notice has been received by another party, a notice will be deemed to be duly received:

(a)           if sent by hand when left at the address of the recipient;

(b)           if sent by pre-paid post, 3 days (if posted within a country to an address in the same country) or 10 days (if posted from one country to another) after the date of posting; or

(c)           if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the whole facsimile was sent to the recipient’s facsimile number;

but if a notice is served by hand, or is received by the recipient’s facsimile on a day which is not a business day, or after 5.00 pm on a business day, the notice shall be deemed to be duly received by the recipient at 9.00 am on the first business day after that day.

12            General provisions

Entire agreement

12.1         This Agreement and any documents referred to in this Agreement or provided or executed in connection with this Agreement constitutes the entire agreement of the parties about the subject matter of this Agreement and supersedes all other representations, negotiations, arrangements, understandings or agreements and all other communications in respect thereof. No party has entered into this Agreement relying on any representations made by or on behalf of the other, other than those expressly made in this Agreement or in any documents referred to in this Agreement or provided or executed in connection with this Agreement.

Further assurances

12.2         Each party shall, at its own expense, whenever reasonably requested by another party, promptly do or arrange for others to do, everything reasonably necessary that is lawful and within its power or desirable to give full effect to this Agreement and the transactions contemplated by this Agreement.

Invalid or unenforceable provisions

12.3         If a provision of this Agreement is invalid or unenforceable in a jurisdiction:

(a)           it is to be read down or severed in that jurisdiction to the extent of the invalidity or unenforceability; and

(b)           that fact does not affect the validity or enforceability of:

(i)            that provision in another jurisdiction; or

(ii)           the remaining provisions.

Waiver and exercise of rights

12.4         A waiver of a provision of or of a right under this Agreement is binding on the party granting the waiver only if it is given in writing and is signed by the party or an authorised officer of the party granting the waiver.

12.5         A waiver is effective only in the specific instance and for the specific purpose for which it is given.

12.6         A single or partial exercise of a right by a party does not preclude another exercise of that right or the exercise of another right.

12.7         Failure by a party to exercise or delay in exercising a right does not prevent its exercise or operate as a waiver.

Rights Cumulative

12.8         The rights, remedies and powers of the parties under this Agreement are cumulative and not exclusive of any rights, remedies or powers provided to the parties by law.

No recourse

12.9         No past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, designee, attorney or representative of CCMP, the Group Companies or any of their respective affiliates shall have any liability for any obligations or liabilities of CCMP, the Group Companies or any of their respective affiliates under this Agreement or for any claim based on, in respect of, or by reason of, the transactions or other matters contemplated hereby.

Prevailing Party

12.10       If any legal action or other proceeding is brought for a breach of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in bringing such action or proceeding, in addition to any other relief to which such party may be entitled.

Amendment

12.11       This Agreement may be amended only by a document signed by all parties.

Counterparts

12.12       This Agreement may be signed in counterparts and all counterparts taken together constitute one document.

Governing law

12.13       This Agreement is governed by the laws of England and Wales, without reference to its principles of conflicts of law.

Jurisdiction

12.14       Each party irrevocably and unconditionally:

(a)           submits to the non-exclusive jurisdiction of the courts of England; and

(b)           waives, without limitation, any claim or objection based on absence of jurisdiction or inconvenient forum.

Executed as an agreement.

Signed by an Authorised Signatory/

Authorised Signatories on behalf of

CCMP Capital Asia Ltd.

By:

Name:

Title: Attorney-in-fact

Signed by an Authorised Signatory/

Authorised Signatories on behalf of

CCMP Capital Advisors, LLC

By:

Name:

Title:

Signed by an Authorised Signatory/

Authorised Signatories on behalf of

CCMP Capital Asia Consulting Company Ltd.

By:

Name:

Title: Attorney-in-fact

Signed by an Authorised Signatory/

Authorised Signatories on behalf of

Edwards UKCo 1 Limited

Signature:	/s/ Heinz Holsten

Name:	Heinz Holsten

Title: